Exhibit 4.1

An	Agreement made the fifth day of July one thousand nine hundred and seven between the Koninklijke Nederlandsche Maatschappij Tot Exploitatie Van Petroleumbronnen in Nederlandsche-Indie a Company incorporated under the laws of the Kingdom of Holland (hereinafter called the Royal Dutch Company) of the one part and The “Shell” Transport and Trading Company Limited a Company incorporated in England under the Companies Acts 1862 to 1900 (hereinafter called “the Shell Company”) of the other part.

WHEREAS De Bataafsche Petroleum Maatschappij hereinafter called “the Bataafsche Company”) is a Company incorporated under the laws of the Kingdom of Holland and having a capital of 80,000,000 guilders divided into five shares of 16,000,000 guilders each whereof three are held by the Royal Dutch Company or its nominees and two by the Shell Company or its nominees:

     And whereas the Anglo-Saxon Petroleum Company Limited (hereinafter called “the English Company”) is a Company incorporated in England under the Companies Acts 1862 to 1900 and having a capital of £4.000.000 divided into 400,000 shares of £10 each whereof 240,000 are held or about to be held by the Royal Dutch Company or its nominees and 160,000 by the Shell Company or its nominees:

     And whereas the Royal Dutch Company and the Shell Company have agreed to enter into the arrangements hereinafter set forth Now it is hereby agreed as follows:—

     1.     Notwithstanding anything contained in the statutes of the Bataafsche Company or the Articles of Association of the English Company the following provisions shall have effect namely:—

(a)	Unless and until otherwise agreed in writing between the parties hereto the Royal Dutch Company shall continue to hold in the name or names of itself or its nominees and for its own exclusive benefit all the said shares now held or about to be held as aforesaid by it or on its behalf in the Bataafsche Company and the English Company respectively and until otherwise agreed in writing between the parties hereto the Royal Dutch Company shall not sell transfer or dispose of the said shares or any of them or any equitable or other interest therein:

(b)	Unless or until otherwise agreed in writing between the parties hereto the Shell Company shall continue to hold in the name or names of itself or its nominees and for its own exclusive benefit all the said shares now held or about to be held as aforesaid by it or on its behalf in the Bataafsche Company and the English Company respectively and until otherwise agreed in writing between the parties hereto the Shell Company shall not sell transfer or dispose of the said shares or any of them or any equitable or other interest therein:

(c)	If either the Royal Dutch Company or the Shell Company shall break or fail to observe the preceding provisions of this clause the other of the said Companies may at its option either enforce this Agreement by injunction or recovering damages or in any other legal way or may by notice in writing to the Company breaking or failing to observe the said provisions determine this Agreement and under no circumstances shall the Company which breaks or fails to observe the said provisions receive more or the other Company receive less under the subsequent clauses of this Agreement than they would respectively have received thereunder if there had been no such breach of or failure to observe the said preceding provisions:

(d)	The Royal Dutch Company and the Shell Company shall during the continuance of this Agreement use and procure their respective nominees (if any) to use any voting or other powers vested in them respectively as shareholders in the Bataafsche Company with a view to securing that effect shall be given to the following arrangement for the election of Directors of the Bataafsche Company namely:—

(1)	The Royal Dutch Company shall from time to time be entitled to appoint six of the Directors and to remove any Director so appointed and appoint another Director in his place;

(2)	The “Shell” Company shall from time to time be entitled to appoint three of the Directors and to remove any Director so appointed and appoint another Director in his place;

(3)	The Royal Dutch Company shall also subject to the consent of the “Shell” Company being obtained have the right to appoint a seventh Director who at the time of his appointment shall have been approved by the “Shell” Company and the Royal Dutch Company may at will remove such Director Whenever a seventh Director so appointed by the Royal Dutch Company ceases to hold office the appointment of his successor by the Royal Dutch Company shall be subject to the consent of the “Shell” Company to the vacancy being filled and to its approval of the person nominated.

     2.     The aggregate dividends paid by the Bataafsche Company and the English Company to the Royal Dutch Company and the Shell Company or their respective nominees for each year up to and including the year 1916 shall as and when the same or any part thereof are received be divided between the two last named Companies as follows namely:—

(a)	The first £50,000 shall be paid to the Shell Company;

(b)	The next £12,000 shall be paid to the Royal Dutch Company;

(c)	The next £100,000 shall be paid to the Shell Company;

(d)	The next £213,000 shall be paid to the Royal Dutch Company;

(e)	And of the balance (if any) sixty per cent. shall be paid to the Royal Dutch Company and forty per cent. to the Shell Company Provided that if in respect of any such year the amount so distributed by way of dividend is less than £375,000 and in consequence the amount received by the Royal Dutch Company fails to exceed by 50 per cent. the amount received by the Shell Company any such deficit shall be made good to the Royal Dutch Company out of the surplus beyond £375,000 of the aggregate dividends for any subsequent year paid by the Bataafsche Company and the English Company to the Royal Dutch Company and the Shell Company or their nominees.

     3.     The Royal Dutch Company and the Shell Company shall use and procure their respective nominees to use any voting or other powers vested in them as the holders of shares in the Bataafsche Company and the English Company respectively in such a way as to procure (so far as may be possible) (a) that interim dividends shall be paid by the Bataafsche Company and the English Company in each year up to and including the year one thousand nine hundred and sixteen to the amount of £31,000 on the twenty-eighth day of March and to the like amount on the twenty-seventh day of September and (b) that thereafter interim dividends each of the aggregate amount of £62,501 shall be paid on the twenty-eighth day of March and twenty-seventh day of September in each year and (c) that further interim dividend shall be paid on the twenty-eighth day of June and the twenty-eighth day of December in each year and (d) that the final dividend for each year shall be paid so soon after the close of each year as the account of the Companies can be prepared and adopted.

     4.     The Royal Dutch Company and the Shell Company shall also use and procure their respective nominees to use any voting or other powers vested in them as the holders of shares in the Bataafsche Company and the English Company respectively in such a way as to procure (so far as may be possible) that the Directors of the Bataafsche Company and the English Company shall in each year before recommending any dividend set aside out of the profits of those Companies (as between the two Companies in such proportions as the Directors thereof respectively shall think fit) by way of a reserve fund to meet contingencies or for special dividends or for repairing improving and maintaining any of the properties of those Companies and for such other purposes as the said Directors in their absolute discretion may think conducive to the interests of their respective Companies a minimum of £100,000 until the aggregate reserve fund of the two Companies (including therein any sums set aside by way of an insurance fund invested outside the business) reaches a total of £1,000,000 (hereinafter called the “ primary reserve “) and further that no part of the primary reserve shall be employed in the business of the respective Companies except with the consent of four-fifths of the Directors of each of those Companies.

     5.     The Royal Dutch Company and the Shell Company shall also use and procure their respective nominees to use any voting or other powers vested in them as the holders of shares in the Bataafsche Company and the English Company respectively in such a way as to procure (so far as may be possible) that no voluntary liquidation of either the Bataafsche Company or the English Company and no sale of the undertaking of either Company shall be carried into effect except with the consent of the holders of four-fifths of the share capital of such Company.

     6.     In the event of the liquidation or sale of the businesses or business of the Bataafsche Company and the English Company or either of them otherwise than for the purpose of reconstruction or amalgamation at any time prior to the first day of January one thousand nine hundred and thirty-two such part of the assets of the two Companies as in any winding up thereof shall become divisible between the Royal Dutch Company and the Shell Company or their respective nominees shall be divided equally between those Companies up to a total of £9,000,000 and any surplus beyond that sum shall be divided between them in the proportions of sixty and forty.

     7.     This Agreement is to be construed and take effect as a contract made in England and in accordance with the laws of England and the Royal Dutch Company hereby submits to the jurisdiction of the Supreme Court of Judicature in England. For this purpose the Royal Dutch Company shall have a permanent address in London for the service of all processes and notices. Until further notice the following shall be its address (that is to say):— c/o Messrs. WATERHOUSE & CO. 50 Cornhill E.C. but the Royal Dutch Company may by notice in writing to the Shell Company from time to time substitute any other address in London as its address for service for the time being. Any notice hereunder shall if delivered or sent by registered post to the address for service for the time being be deemed to have been duly served on the party to whom it is addressed at the expiration of seven days from the date of its delivery or if posted from the date on which it should have reached its destination in the ordinary course of post.

     IN WITNESS whereof, these presents have been signed on behalf of the party of the one part and the party of the other part has caused its common seal to be hereunto affixed the day and year first above written.

KONINKLYKE NEDERLANDSCHE MAATSCHAPPIJ
TOT EXPLOITATIE VAN PETROLEUMBRONNEN
IN NEDERLANDSCH-INDIE

H. W. A. DETERDING

H. LOUDON

A. J. COHEN STUART

VAN DER WYCK

G. C. B. DUNLOP

The Common Seal of THE “SHELL”
TRANSPORT AND TRADING	Seal.
COMPANY LIMITED was hereunto
affixed in the presence of

MARCUS SAMUEL	Directors

SAMUEL SAMUEL

E. A. SMITH REWSE	Secretary

The Hague.

17th May, 1921.

The Shell Transport and Trading Company Limited

14 St. Helens Place

LONDON, E.C.3.

Dear Sirs,

     We hereby confirm that the following alteration has been agreed to between you and us in par. 1 sub (d) of our agreement of the 5th July 1907 known as the Adjustment Agreement.

     Sections (1), (2) and (3) shall be read as follows:

“ (1) The Royal Dutch Company shall from time to time be entitled to
“ appoint ten of the Directors and to remove any Director so appointed and
“ appoint another Director in his place;

“ (2) The “Shell” Company shall from time to time be entitled to appoint
“ five of the Directors and to remove any Director so appointed and
“ appoint another Director in his place;

“ (3) The Royal Dutch Company shall also subject to the consent of the
“Shell” Company being obtained have the right to appoint an eleventh and
“ a twelfth Director who at the time of their appointment shall have been
“ approved by the “Shell” Company and the Royal Dutch Company may
“ at will remove such Directors. Whenever an eleventh or twelfth Director
“ so “ appointed by the Royal Dutch Company ceases to hold office the
“ appointment of his successors by the Royal Dutch Company shall be
“ subject to the consent of the “Shell” Company to the vacancy being
“ filled and to its approval of the person nominated.”

     Mr. J. Luden and Mr. Aug. Philips shall be deemed to have been appointed by us in virtue of the said section (3).

     As you are aware it is necessary in order to secure for the ships of the Bataafsche Petroleum Maatschappij the right to fly the Dutch flag that at least one half of the Directors should be of Dutch nationality and domiciled in Holland.

Yours truly

KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ
tot Exploitatie van PETROLEUMBRONNEN in Ned. Indië

J. E. F. DE KOK

THE “SHELL” TRANSPORT AND TRADING COMPANY, LIMITED

14, St Helen’s Place

London, E.C.3.

3rd June, 1921.

Koninklijke Nederlandsche Maatschappij Tot Exploitatie van

Petroleumbronnen in Nederlandsch Indie,

30, Carel Van Bylandtlaan,

The Hague.

Dear Sirs,

     Your letter of the 17th ultimo, outlining alterations in the Adjustment Agreement of the 5th July 1907, was read at a Meeting of my Board held today, and I am instructed to say that the alterations referred to are approved.

Yours truly,

For and on behalf of

The “Shell” Transport and Trading Co., Ltd.

E. A. SMITH REWSE

Secretary.

N.V. KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ
TOT EXPLOITATIE VAN PETROLEUMBRÖNNEN
IN NEDERLANDSCH-INDIË

The “Shell” Transport & Trading Co. Ltd,
14 St Helens Court,
Great St Helens,
LONDON, E.C.3.

     The Hague, 28th December 1937.

RA (DK) - Adjustment Agreement.

Dear Sirs,

     Further to our letter of 17th May 1921 we hereby confirm that the following alteration has been agreed to between you and us in paragraph 1 sub (d) of our agreement of the 5th July 1907 known as the Adjustment Agreement.

     As from 1st January 1938 section (3) shall be read as follows:

"(3) The Royal Dutch Company shall also subject to the consent of the “Shell” Company being obtained have the right to appoint an eleventh, a twelfth and a thirteenth Director who at the time of their appointment shall have been approved by the “Shell” Company, and the Royal Dutch Company may at will remove such Directors. Whenever an eleventh, a twelfth or a thirteenth Director so appointed by the Royal Dutch Company ceases to hold office the appointment of his successors by the Royal Dutch Company shall be subject to the consent of the “Shell” Company to the vacancy being filled and to its approval of the person nominated.”

Yours truly,

KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT EXPLOITATIE VAN PETROLEUMBRONNEN IN NED.-INDIE

w.g. N. VAN WIJK
w.g. J. E. F. DE KOK

THE “SHELL” TRANSPORT AND TRADING COMPANY, LIMITED

St Helen’s Court

22, Great St. Helen’s,

LONDON, E.C.3.

29th December 1937

N.V. Koninklijke Nederlandsche Maatschappij
tot Exploitatie van Petroleumbronnen
in Nederlandsch-Indie,
30, Carel van Bylandtlaan,
THE HAGUE.
Holland.

Your ref: RA (DK) Adjustment Agreement

Dear Sirs,

     We have received through Mr. Colquhoun your letter of the 28th instant regarding the alteration in paragraph 1(D) of the Adjustment Agreement of July 1907 and further referred to in your letter of the 17th May 1921 which has been agreed to between your Company and ourselves to take effect as from the 1st January 1938, relative to the appointment to the Board of the Bataafsche Petroleum Maatschappij of the 11th, 12th and 13th Directors.

     We have to-day informed Mr. Colquhoun that it will be convenient to hold the General Shareholders’ Meeting of the Bataafsche Petroleum Maatschappij on the 4th January 1938 for the election of Mr. Legh-Jones as a Member of the Board of that Company.

Yours truly,

For The “Shell” Transport & Trading Company, Limited.

H. W. MALCOLM

Secretary

N.V. KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ
TOT EXPLOITATIE VAN PETROLEUMBRÖNNEN
IN NEDERLANDSCH-INDIË

The “Shell” Transport & Trading Company Limited,
13 Austin Friars,
LONDON, E.C.2.

The Hague, 16th December, 1948.

RA(DK) - Adjustment Agreement

Dear Sirs,

     Further to our letter of 28th December, 1937, we hereby confirm that the following alteration has been agreed to between you and us in paragraph 1 sub (d) of our agreement of the 5th July, 1907, known as the Adjustment Agreement.

     As from 1st January, 1949, section (3) shall be read as follows:

"(3) The Royal Dutch Company shall also subject to the consent of the “Shell” Company being obtained have the right to appoint an eleventh, a twelfth, a thirteenth and a fourteenth Director who at the time of their appointment shall have been approved by the “Shell” Company, and the Royal Dutch Company may at will remove such Directors. Whenever an eleventh, a twelfth, a thirteenth or a fourteenth Director so appointed by the Royal Dutch Company ceases to hold office the appointment of his successors by the Royal Dutch Company shall be subject to the consent of the “Shell” Company to the vacancy being filled and to its approval of the person nominated.”

Yours truly,

N.V. KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ
     TOT EXPLOITATIE VAN PETROLEUMBRONNEN
          IN NEDERLANDSCH-INDIE

The “Shell” Transport and Trading Co., Ltd

13, AUSTIN FRIARS, LONDON, E.C.2.

17th December 1948.

N.V. Koninklijke Nederlandsche Maatschappij
tot Exploitatie van Petroleumbronnen
in Nederlandsch-Indie,
30 Carel van Bylandtlaan,
THE HAGUE.

Your Ref. RA (DK) Adjustment Agreement

Dear Sirs,

     We acknowledge receipt of your letter of 16th December 1948, which correctly sets out the alteration agreed between us in regard to paragraph 1 sub (d) of our agreement of the 5th July 1907, known as the Adjustment Agreement.

Yours truly,

FOR: THE “SHELL” TRANSPORT & TRADING CO. LTD.

G. LEGH-JONES

Managing Director.

N.V. KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ
TOT EXPLOITATIE VAN PETROLEUMBRÖNNEN
IN NEDERLANDSCH-INDIË

The “Shell” Transport and Trading Company Limited,
13, Austin Friars,
LONDON, E.C.2.

The Hague, 2nd August 1949.

RA - Adjustment Agreement.

Dear Sirs,

     This letter is to confirm and place on record our agreement to the following modifications in the above mentioned Agreement between us dated 5th July 1907 as subsequently amended.

1.     With effect from the 1st day of June 1949 Article 1 is amended by deleting Sections (1), (2) and (3) of paragraph (d) and substituting the following:

“(1)	The Royal Dutch Company shall from time to time be entitled to appoint any person who is a Director of the Royal Dutch Company or the “Shell” Company to be a Director and to remove any Director so appointed. Provided always that not more than twelve persons shall at any one time hold office by virtue of appointment under this section. Every appointment or removal under this section shall be by instrument in writing signed by or on behalf of the Royal Dutch Company;

(2)	The “Shell” Company shall from time to time be entitled to appoint any person who is a Director of the Royal Dutch Company or the “Shell” Company to be a Director and to remove any Director so appointed. Provided always that not more than eight persons shall at any one time hold office by virtue of appointment under this section. Every appointment or removal under this section shall be by instrument in writing signed by or on behalf of the “Shell” Company.”

2.     With effect from the 1st June 1949 Mr. H. Bloemgarten and Mr. F. Q. den Hollander have been appointed by us by virtue of the new Section (1) above and Mr. J.W. Boyle and Mr. J. W. Platt have been appointed by you by virtue of the new Section (2) above.

     We shall appreciate your confirming that the foregoing correctly sets out what has been agreed between us, and thereupon this letter together with your reply, shall constitute the evidence of an agreement between us in no way conditional upon the execution of any further documents.

Yours faithfully,

N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ

w.g. B. Th. W. VAN HASSELT
w.g. H. BLOEMGARTEN

The “Shell” Transport and Trading Co., Ltd

13, AUSTIN FRIARS, LONDON, E.C.2.

14th September 1949.

N.V. Koninklijke Nederlandsche Petroleum Maatschappij,
30, Carel van Bylandtlaan,
THE HAGUE.

Dear Sirs,

Adjustment Agreement dated 5th July 1907
as subsequently amended

     Your letter of the 2nd August 1949 setting out certain modifications in the above mentioned Agreement between us was read at a meeting of the Board of Directors of this Company held on the 14th September 1949 and the modifications referred to therein were approved.

     Accordingly, we confirm that your letter correctly sets out what has been agreed between us, and that your letter together with this reply shall constitute the evidence of an agreement between us in no way conditional upon the execution of any further document.

Yours faithfully,

For and on behalf of:

THE “SHELL” TRANSPORT AND TRADING COMPANY LIMITED

G. LEGH-JONES

Managing Director.

The “Shell” Transport and Trading Co., Ltd

123/29 WALBROOK, LONDON, E.C.4.

12th February, 1957.

N.V. Koninklijke Nederlandsche Petroleum Maatschappij,
Carel van Bylandtlaan, 30,
THE HAGUE.

Dear Sirs,

     This letter is to confirm and place on record our agreement with you that, with effect from 15th February 1957, Clause 1 of the Agreement between us dated 5th July 1907, and known as the Adjustment Agreement, as heretofore amended, is further amended by deleting paragraph (d) of the said Clause 1 and inserting in place thereof the following:

"(d)	The Royal Dutch Company and the Shell Company shall during the continuance of this Agreement use and procure their respective nominees (if any) to use any voting or other powers vested in them respectively as shareholders in the Bataafsche Company with a view to securing that effect shall be given to the following arrangements for the appointment and removal of members of the Board of Directors of the Bataafsche Company and for the appointment and removal of members of the Praesidium of that Board:

(1) The Royal Dutch Company shall from time to time be entitled to have any person appointed a member of the Board of Directors and to have removed any person so appointed: Provided that not more than twelve [fifteen-amended 20.09.67] persons shall at any one time hold office by virtue of appointment under this Section (1) ;

(2) The Royal Dutch Company shall from time to time be entitled to have any person who is nominated by it for appointment under Section (1) of this paragraph (d) and who is a Director of the Royal Dutch Company or of the Shell Company to be appointed a member of the Praesidium and to have removed any person so appointed: Provided that not more than four [seven]amended 20.09.67] persons shall at any one time hold office by virtue of appointment under this Section (2);

(3) The Shell Company shall from time to time be entitled to have any person appointed a member of the Board of Directors and to have removed any person so appointed: Provided that not more than eight [ten-amended 20.09.67]

persons shall at any one time hold office by virtue of appointment under this Section (3);

(4) The Shell Company shall from time to time be [TEXT MISSING] appointment under Section (3) of this paragraph (d) and who is a Director of the Royal Dutch Company or of the Shell Company to be appointed a member of the Praesidium and to have removed any person so appointed: Provided that not more than three [amended in 1969-illegible] persons shall at any one time hold office by virtue of appointment under this Section (4);

(5) Every nomination for appointment or removal under this paragraph (d) shall be by instrument in writing signed by or on behalf of the party entitled to make the appointment or effect the removal.”

     If the foregoing conforms with your understanding of the agreement between us, will you please so confirm and thereupon this letter together with your reply shall constitute the evidence of such agreement in no way conditional upon the execution of any further documents.

Yours very truly,

THE “SHELL” TRANSPORT AND TRADING COMPANY, LIMITED.

GODBER
DIRECTOR

N.V. KONINKLIJKE NEDERLANDSCHE

PETROLEUM MAATSCHAPPIJ

Carel van Bylandtlaan 30

The Hague

The “Shell” Transport and
Trading Company, Limited,
23/29 Walbrook,
LONDON, E.C.4.

The Hague, 15th February, 1957.

Dear Sirs,

     We hereby acknowledge receipt of your letter of 12th February 1957 setting out an amended paragraph (d) of Clause 1 of the Adjustment Agreement dated 5th July 1907. We confirm that your letter correctly sets out our understanding of our agreement with you and that your letter, together with this reply constitutes the evidence of such agreement in no way conditional upon the execution of any further documents

Yours very truly,

N.V. Koninklijke Nederlandsche Petroleum Maatschappij

L. SCHEPERS	W. G. WIERINGA

ADJUSTMENT: DIVIDENDS

19

An Agreement made the fourth day of December One thousand nine hundred and seventeen BETWEEN THE KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ tot EXPLOITATIE van PETROLEUMBRONNEN in Nederlandsch-Indie a Company organised under the laws of the Kingdom of Holland and having its principal office at the Hague in the said Kingdom (hereinafter called “the Royal Dutch Company”) of the one part and THE “SHELL” TRANSPORT and TRADING COMPANY LIMITED a Company organised under the laws of the United Kingdom of Great Britain and Ireland and having its registered office at 25 Bishopsgate in the City of London (hereinafter called “the Shell Company”) of the other part WHEREAS the Bataafsche Petroleum Maatschappij (hereinafter called “ the Bataafsche “) is a Company organised under the laws of the said Kingdom of Holland with a capital of Fl.140,000,000 divided into three “A” shares and two “B” shares of Fl.28,000,000 each all which shares at present rank pari passu in every respect AND WHEREAS the Anglo-Saxon Petroleum Company Limited (hereinafter called “the Anglo-Saxon”) is a Company organised under the laws of the said United Kingdom with a capital of £8,000,000 divided into 480,000 “A” shares and 320,000 “B” shares all of £10 each all which shares at present rank pari passu as regards both capital and dividends AND WHEREAS the Royal Dutch Company is beneficially entitled to the whole of the “A” shares in the Bataafsche and the Anglo-Saxon respectively AND WHEREAS the Shell Company is beneficially entitled to the whole of the “B” shares in the Bataafsche and the Anglo-Saxon respectively AND WHEREAS the Royal Dutch Company and the Shell Company have agreed that the rights attached to the said respective classes of shares in the Bataafsche and the Anglo-Saxon shall be varied as regards dividends (but not otherwise) in manner hereinafter appearing NOW IT IS HEREBY AGREED as follows, namely:—

     1.     The Royal Dutch Company and the Shell Company respectively shall use their voting power as shareholders in the Bataafsche in such manner as to procure:—

(a)	that a new paragraph of which a translation into the English language is next hereinafter set forth shall be substituted for the first paragraph of Article 27 of the Statutes of the Bataafsche, viz:—

“ With regard to the year 1917 and following years the profit which “ remains after the Reserve Fund has been dealt with as stated above and “ after deduction of the amount payable to the members of the Board “ under Article 9 shall as to 95 per cent thereof be applied in payment of “ dividends to the holders of the “A” shares the holders of the “B” shares. “ The general meeting may decide that part of the profit shall not be “ divided but shall be carried forward to the next year.”

(b)	that the words of which a translation into the English language is next hereinafter set forth shall be added to Article 30 of the said Statutes, viz:—

“that is to say in proportion to the holding of each shareholder.”

     or (c) that such other alterations shall be made in the said Statutes as will produce a similar result.

     2.     So soon as the approval of the Queen of Holland to the above-mentioned alterations in the Statutes of the Bataafsche has been obtained the Royal Dutch Company and the Shell Company respectively shall use their voting power as shareholders in the Anglo-Saxon in such manner as to procure that the Articles of Association of the Anglo-Saxon shall be varied in manner following that is to say:—

(a)	by substituting for the concluding sentence of Article 5 the following new sentence viz:—

“ Such shares shall rank pari passu as regards capital but as regards
“ dividends shall enjoy the respective rights set forth in Article 101
“ hereof”

meaning thereby the new Article next hereinafter mentioned

(b)	by substituting for the present Article 101 the following new Article, viz:—

“ 101. Subject as aforesaid, the profits of the Company shall as from and
“ including the 1st day of January 1917 be applied as to 50% thereof in
“ payment of dividends to the holders of the “A” shares and as to 95% in
“ payment of dividends to the holders of the “B” shares in each case in
“ proportion to the capital paid up or treated as paid up on the shares held
“ by them respectively.”

     3.     Nothing herein contained shall be deemed to vary or affect the rights and privileges attached to the respective classes of shares in the Bataafsche and the Anglo-Saxon respectively except in the manner and to the extent hereinbefore specified.

     4.     In consideration of the premises the Royal Dutch Company and the Shell Company do hereby mutually covenant and agree that if by reason of the aforesaid variations of the rights at present attached to the respective classes of shares in the Bataafsche and the Anglo-Saxon respectively the Royal Dutch Company or the Shell Company as the case may be shall in respect of the year 1917 or any subsequent [TEXT MISSING] shares in the Bataafsche and the Anglo-Saxon more than a sum equal to 60% or 40% respectively of the aggregate of such dividends then the party receiving such excess shall forthwith on demand pay over such excess to the other party for the absolute use and benefit of such other party.

     5.     This agreement is conditional on the approval of the Queen of Holland being obtained to the above-mentioned alteration in the Statutes of the Bataafsche which the Royal

Dutch Company shall use its best endeavours to obtain. Accordingly if such approval shall not be obtained within six months from the date hereof this agreement shall be null and void.

     IN WITNESS whereof these presents have been duly executed by the respective parties hereto the day and year first above written.

The seal of The Shell Transport and
Trading Company Limited	Seal.
was hereunto affixed in the
presence of

SAMUEL SAMUEL	Directors

W. F. MITCHELL

E. A. SMITH REWSE	Secretary

KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT
EXPLOITATIE VAN PETROLEUMBRONNEN IN
NEDERLANDSCH-INDIE

A. CAPADOSE

Chairman.

H. LOUDON	G.C.B. DUNLOP
Managing Director.	Secretary

An Agreement made the Twenty-fifth day of September One thousand nine hundred and eighteen BETWEEN THE KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT EXPLOITATIE VAN PETROLEUMBRONNEN IN NEDERLANDSCH-INDIE (hereinafter called “the Royal Dutch”) of the one part and THE “SHELL” TRANSPORT & TRADING COMPANY LIMITED (hereinafter called “the Shell”) of the other part SUPPLEMENTAL to an Agreement (hereinafter called “the Principal Agreement”) dated the Fourth day of December One thousand nine hundred and Seventeen and made between the same parties WHEREAS the Anglo-Saxon Petroleum Co. Limited (in the Principal Agreement and hereinafter called “the Anglo-Saxon”) is the holder by itself or its nominees of Sixty thousand A Shares and Forty thousand B Shares all of Ten pounds each in the Asiatic Petroleum Company Limited (hereinafter called “the Asiatic”) AND WHEREAS arrangements have been made for the purchase by the Royal Dutch of the said A Shares in the Asiatic and by the Shell of the said B Shares in the Asiatic AND WHEREAS it was an integral part of the said arrangements that notwithstanding the transfer of such Shares the principles prescribed by the Principal Agreement should continue to apply thereto and accordingly that such amendments shall be made in Clause 4 of the Principal Agreement as are hereinafter set forth NOW IT IS HEREBY AGREED as follows, videlicet:—

     Clause 4 of the Principal Agreement shall be read and construed as if the dividends on the said A and B Shares in the Asiatic had originally been specifically comprised therein and accordingly if in respect of the year One thousand nine hundred and seventeen or any subsequent year the Royal Dutch or the Shell as the case may be shall receive in the aggregate by way of dividends on its holding of Shares in the Bataafsche Petroleum Maatschappij the Anglo-Saxon and the Asiatic more than a sum equal to Sixty per centum or Forty per centum respectively of the whole of such dividends then the party receiving such excess shall carry the same to the credit of the other party in the account current between the parties running from year to year.

     IN WITNESS whereof these presents have been duly executed by the Royal Dutch and the Common Seal of the Shell has been hereunto affixed the day and year first above written.

THE KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT
EXPLOITATIE VAN PETROLEUMBRONNEN IN
NEDERLANDSCH-INDIE.

By J.C. INGLIS,

Its Agent duly authorised.

The Common Seal of The “Shell”
Transport and Trading Company	Seal.
Limited was hereunto affixed in
the presence of

SAMUEL SAMUEL	Directors

W. F. MITCHELL

E. A. SMITH REWSE	Secretary

An Agreement made the Twenty-fifth day of September One thousand nine hundred and eighteen BETWEEN THE ANGLO-SAXON PETROLEUM COMPANY LIMITED (hereinafter called “the Anglo-Saxon”) of the first part THE KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT EXPLOITATIE VAN PETROLEUMBRONNEN IN NEDERLANDSCH-INDIE (hereinafter called “the Royal Dutch”) of the second part THE “SHELL” TRANSPORT & TRADING COMPANY LIMITED (hereinafter called “the Shell”) of the third part and THE BATAAFSCHE PETROLEUM MAATSCHAPPIJ (hereinafter called “the Bataafsche”) of the fourth part WHEREAS the Anglo-Saxon has an issued capital of Eight million pounds divided into Four hundred and eighty thousand “A” Shares of Ten pounds each held by the Royal Dutch or its nominees and Three hundred and twenty thousand “B” Shares of Ten pounds each held by the Shell or its nominees AND WHEREAS the rights attached to the various classes of shares in the capital of the Asiatic Petroleum Company Limited (hereinafter called “the Asiatic”) have recently been varied in such a way that the issued capital of One million five hundred thousand pounds of the Asiatic which was theretofore divided into Fifty thousand “A” Shares Fifty thousand “B” Shares and Fifty thousand “C” Shares of Ten pounds each of which the “A” and “B” Shares were held by the Anglo-Saxon or its nominees and the “C” Shares by the Commercial and Mining Company Limited is now divided into Fifty thousand Preference Shares of Ten pounds each (held by the Commercial and Mining Company Limited) and Sixty thousand “A” Shares and Forty thousand “B” Shares of Ten pounds each held by the Anglo-Saxon or its nominees AND WHEREAS the consent of the Commercial and Mining Company Limited to the said variation in the rights attached to the said “C” Shares in the Asiatic and their conversion into Preference Shares was procured by the Royal Dutch AND WHEREAS the BataafsChe is at present under obligation to the Asiatic in conformity with the terms of a certain Agreement (hereinafter called “the ‘B’ Agreement”) dated the Eleventh of March One thousand nine hundred and eight and made between it and certain other Companies therein named of the first part and the Asiatic of the second part to employ the Asiatic as sole consignee and agent for the sale of the oil of the Bataafsche and such other Companies on the terms therein specified and the Asiatic on its part entered into certain obligations with regard to the transport storage distilling refining treatment packing handling sale and distribution of such oil AND WHEREAS the Anglo-Saxon is at present under obligation to the Asiatic in conformity with the terms of a certain Agreement (hereinafter called “the ‘A’ Agreement”) also dated the Eleventh of March One thousand nine hundred and eight and made between the Anglo-Saxon of the one part and the Asiatic of the other part to render such services to the Asiatic as may be necessary to enable the Asiatic to fulfil its obligations under the “B” Agreement in respect of such oil AND WHEREAS the Bataafsche both on its own behalf and on behalf of the other Companies which are parties of the first part to the “B” Agreement is desirous of obtaining the right to modify or cancel in whole or part the “B” Agreement and has been engaged for many months past in negotiation with the other parties hereto to such end AND WHEREAS the Royal Dutch and the Shell are willing to concur in the granting of such rights to the Bataafsche AND WHEREAS the Royal Dutch is willing to undertake to procure the consent of the Commercial and Mining Company Limited and all other necessary parties (if any) to the granting to the Bataafsche of such right in consideration of an undertaking by the Bataafsche to pay to it the sums of money hereinafter specified AND WHEREAS the Bataafsche is desirous that the Anglo-Saxon should in the event of the modification or cancellation of the “B” Agreement in manner aforesaid come under obligation to render to the Bataafsche the services comprised in the “A” Agreement or such of them as the Bataafsche may from time to time require AND WHEREAS the Anglo-Saxon being apprehensive that the modification or cancellation of the “B” Agreement coupled with such continuance of its obligations under the “A” Agreement as aforesaid might be prejudicial to its interests has stipulated that its consent to the proposed new arrangements shall be conditional on the purchase of its Shares in the Asiatic by the Royal Dutch and the Shell respectively AND WHEREAS as a result of the aforesaid negotiations the parties hereto have assented to the provisions hereinafter set forth NOW IT IS HEREBY AGREED as follows, videlicet:

     1.     IN consideration of the Agreements by the Anglo-Saxon hereinafter set forth the Royal Dutch and the Shell shall use their voting power either as Shareholders in the Anglo-Saxon or in the Asiatic in such a manner as to procure that the Bataafsche shall be given the right to modify or cancel in whole or part the “B” Agreement.

     2.     IN consideration of the Agreement by the Bataafsche hereinafter contained the Royal Dutch undertakes forthwith to procure the Commercial and Mining Company Limited and all other necessary parties if any to consent to the Bataafsche being given the right to modify or cancel the “B” Agreement in manner aforesaid and for that purpose to execute and do all such deeds acts and things as may be reasonably required.

     3.     IN further consideration of the respective Agreements by the Royal Dutch and the Shell Company hereinafter set forth the Anglo-Saxon hereby undertakes in case the “B” Agreement shall be cancelled or modified as aforesaid to render to the Bataafsche during the remainder of the term of the “A” Agreement such of the services therein specified as the Bataafsche may from time to time require.

     4.     IN consideration of the premises the Royal Dutch shall purchase from the Anglo-Saxon and the Anglo-Saxon shall sell to the Royal Dutch the whole of the “A” Shares in the Asiatic and the Shell shall purchase from the Anglo-Saxon and the Anglo-Saxon shall sell to the Shell the whole of the “B” Shares in the Asiatic such respective purchases to be completed within four weeks from the date hereof.

     5.     THE price to be paid for all such Shares shall be the actual cost price thereof to the Anglo-Saxon. All dividends thereon as from the First of January One thousand nine hundred and seventeen shall belong to the respective purchasers.

     6.     IN consideration of the premises the Bataafsche undertakes to pay to the Royal Dutch the following sums videlicet:—(1) the sum of Three hundred and eighty thousand pounds on the execution of these presents (2) the sum of Three hundred and eighty thousand pounds on the First of July in each of the years One thousand nine hundred and nineteen to One thousand nine hundred and twenty-three both inclusive and (3) the sum of One hundred and ninety thousand pounds on the First day of July One thousand nine hundred and twenty-four.

     IN WITNESS whereof these presents have been duly executed by the parties thereto the day and year first above written.

The Common Seal of THE ANGLO-
SAXON PETROLEUM COMPANY	Seal.
LIMITED was hereunto affixed in the
presence of

M. SAMUEL,	Directors.

A. J. C. STUART,

J. Y. KENNEDY,	Secretary

THE KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT
EXPLOITATIE VAN PETROLEUMBRONNEN IN
NEDERLANDSCH-INDIE,

By J.C. INGLIS,

Its Agent duly authorised.

The Common Seal of THE “SHELL”
TRANSPORT AND TRADING COMPANY	Seal.
LIMITED was hereunto affixed in the
presence of

SAMUEL SAMUEL,	Directors.

W. F. MITCHELL,

E. A. SMITH REWSE,	Secretary.

THE BATAAFSCHE PETROLEUM MAATSCHAPPIJ,
By J. C. INGLIS,
Its Agent duly authorised.

An Agreement made the Fifteenth day of December 1943 BETWEEN N.V. KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT EXPLOITATIE VAN PETROLEUMBRONNEN IN NEDERLANDSCH-INDIE of Willemstad Curaçao Netherlands West Indies (hereinafter called “the Royal Dutch”) of the one part and the “SHELL” TRANSPORT AND TRADING COMPANY, LIMITED whose registered office is at The Lawn, Speen, Newbury, Berkshire (hereinafter called “the Shell”) of the other part SUPPLEMENTAL to an Agreement (hereinafter called the Supplemental Agreement) made between the same parties on the 25th day of September 1918 and which itself is supplemental to an Agreement (hereinafter called the Principal Agreement) made between the same parties on the 4th day of December 1917.

     WHEREAS the parties wish to confirm the application to certain companies as hereinafter stated of the principle of the Principal and Supplemental Agreements viz. that notwithstanding variations in shareholdings and/or in rights, to dividends attached to different classes of shares owned by the parties in companies coming wholly or partly within the circle of the so-called Royal Dutch Shell Group the Royal Dutch and the Shell shall in the aggregate share in the profits of said companies in the proportion of 60 and 40 percent respectively,

     NOW THEREFORE and in consideration of the mutual covenants herein contained it is hereby agreed as follows:

     1.     The Operative Clause in the Supplemental Agreement shall be cancelled.

2.	(a)	The dividends on the “A” and “B” shares in the Asiatic Petroleum Company Limited and on all shares owned from time to time by the parties in the “Shell” Overseas Exploration Company Limited Petroleum Exploration Limited and in all other companies coming wholly or partly within the circle of the Royal Dutch Shell Group which may subsequently be formed and in which the interests of the parties in the shareholding is other than 60 for the Royal Dutch and 40 for the Shell and/or in which the right to dividend per share for the shareholding of the Royal Dutch is different from that for the shareholding of the Shell and

(b)	any interest either party or both may receive on any loans to any of the companies mentioned (sic) sub clause (a) of this Clause in accordance with the provision of Clause 4. hereof shall always be so adjusted that of the aggregate the Royal Dutch shall receive a sum equal to 60 percent and the Shell a sum equal to 40 percent.

     Accordingly if in respect of the year 1917 or any subsequent year the Royal Dutch or the Shell as the case may be shall receive in the aggregate by way of dividends on its holding of shares in the companies coming wholly or partly within the circle of the Royal Dutch Shell Group and by way of interest on loans as aforesaid (if any) more than a sum equal to 60 percent or 40 percent respectively of the whole of such dividends and interests on loans then the party receiving such excess shall carry this to the credit of the other party in the account current between the parties running from year to year out of which account the party which is in credit will forthwith on demand be paid the amount due to it subject to the tax provision of Clause 6 hereof.

     3.     In the case of the liquidation or expropriation of any company coming wholly or partly within the circle of the Royal Dutch Shell Group wherein the shareholding of the Royal Dutch and the Shell is other than in the proportion 60 to 40 respectively or the sale or other alienation or expropriation of all or part of the shares in such company constituting the Royal Dutch Shell Group interest and/or of loans granted in accordance with the provision of Clause 4. hereof any proceeds will be distributed between the parties hereto in the proportion of 60 for the Royal Dutch and 40 for the Shell it being understood that for this purpose the said shares and loans shall be considered as investments of the same nature giving the same rights in such distribution proportionate to their cost.

     4.     The parties hereto will jointly and severally take such steps as may be necessary to procure and maintain that the total capital put at the disposal of the companies coming wholly or partly within the circle of the Royal Dutch Shell Group by the Royal Dutch and the Shell either by way of shareholding or loans or both shall always be in the proportion of 60 for the Royal Dutch and 40 for the Shell.

     5.     The parties hereto agree that they will not sell dispose of or transfer any shares in any company coming wholly or partly within the circle of the Royal Dutch Shell Group except by consent given by said parties previously in writing.

     6.     The parties hereto will arrange that any tax in the nature of or corresponding to an income tax, leviable for the time being in respect of dividends and/or interest on loans granted in accordance with Clause 4. hereof received by the Royal Dutch and/or the Shell from companies coming wholly or partly within the circle of the Royal Dutch Shell Group will be borne by the parties hereto in the proportion of 60 for the Royal Dutch and 40 for the Shell.

     Similarly any such tax on any excess which is credited or paid [MISSING TEXT] the last paragraph of Clause 2. hereof leviable for the time being in the country where the recipient of such excess is established shall be borne by the parties hereto in the proportion of 60 for the Royal Dutch and 40 for the Shell.

     7.     The parties hereto agree that they will not directly or indirectly have an interest either through shareholding or loans or otherwise in any company within the field as defined in Clauses 18 and 20 respectively of the Agreements dated 5th July 1907 between the Royal Dutch and the Anglo-Saxon Petroleum Company Limited and between the Shell Sir Marcus Samuel Samuel Samuel and the Anglo-Saxon Petroleum Company Limited in the proportion other than 60 for the Royal Dutch and 40 for the Shell except upon the previous resolution of the Boards of the parties hereto consenting to a deviation from the said proportion.

     8.     This Agreement will continue to be in force as long as the cooperation of the Royal Dutch and the Shell in the Royal Dutch Shell Group continues.

N.V. KONINKLIJKE NEDERLANDSCHE MAATSCHAPPIJ TOT
EXPLOITATIE VAN PETROLEUMBRONNEN IN
NEDERLANDSCH-INDIE

J.B. AUG. KESSLER
Duly authorized Attorney-in-Fact.

The Common Seal of the “SHELL”
Seal.	TRANSPORT AND TRADING COMPANY,
LIMITED was hereunto affixed in the
presence of

BEARSTED	Director

H.W. MALCOLM	Secretary

This Agreement made the 8th day of November 1955 BETWEEN N.V. KONINKLIJKE NEDERLANDSCHE PETROLEUM MAATSCHAPPIJ a Netherlands company established at The Hague (hereinafter called “Royal Dutch”) of the one part and THE “SHELL” TRANSPORT AND TRADING COMPANY, LIMITED an English company having its registered office at 13 Austin Friars, London, E.C. (hereinafter called “Shell”) of the other part

WHEREAS

A. Royal Dutch and Shell (or their respective nominees) are the holders of all the issued “A” and “B”shares respectively in the following companies that is to say

(a)	N.V. Bataafsche Petroleum Maatschappij (hereinafter called “Bataafsche”);

(b)	The Shell Petroleum Company Limited (hereinafter called “Shell Petroleum”);

(c)	The Anglo-Saxon Petroleum Company, Limited (hereinafter called “Anglo-Saxon”); and

(d)	“Shell” Overseas Exploration Company Limited (hereinafter called “Shell Overseas”)

as set out in the First Schedule hereto

B. Royal Dutch and Shell have agreed that the rights attaching to the respective classes of “A” and “B”shares in each of the said companies shall be varied as regards dividends (but not otherwise) in manner hereinafter appearing

NOW THEREFORE IT IS HEREBY AGREED AND DECLARED as follows:

           1.     Royal Dutch and Shell (or their respective nominees) shall respectively use their voting powers as shareholders in Bataafsche so as to procure that the Statutes of Bataafsche are amended in manner set out in the Second Schedule hereto (such amendments being set out in the said Schedule in the English translation thereof).

           2.     Royal Dutch shall use its best endeavours to obtain the approval of the Minister of Justice of the Kingdom of the Netherlands to the amendment of the Statutes of Bataafsche provided for by Clause 1 hereof.

           3.     As soon as the approval of the Minister of Justice of the Kingdom of the Netherlands has been obtained to the amendment of the Statutes of Bataafsche provided for by Clause 1 hereof Royal Dutch and Shell (or their respective nominees) shall respectively use their voting powers as shareholders in Shell Petroleum, Anglo-Saxon and Shell Overseas so as to procure that the Articles of Association of each of those companies is amended in manner set out in the Third Schedule hereto.

4. Royal Dutch and Shell shall by the exercise by them or by their respective nominees of their voting powers as shareholders or otherwise procure that

(a)	Bataafsche shall not in respect of any year after the 31st December 1954 declare dividends of such an amount as to entitle the holders of “B” shares to participate therein, and

(b)	Shell Petroleum shall not in respect of any year after the 31st December 1954 declare dividends of such an amount as to entitle the holders of “A” shares to participate therein.

5. Nothing contained in this Agreement shall be construed as affecting the rights of the holders of “A” or “B” shares in Bataafsche, Shell Petroleum, Anglo-Saxon or Shell Overseas otherwise than in the manner and to the extent hereinbefore appearing.

                  6.          Upon the provisions of Clauses 1 and 3 hereof being carried into effect

(a)	Clauses 1 and 2 of the Agreement dated the 4th December 1917 made between Royal Dutch and Shell shall (if and so far as their operation remains inconsistent with anything in this Agreement) no longer have effect, and

(b)	Clause 4 of the said Agreement dated the 4th December 1917 and Clauses 2 and 6 of the Agreement dated the 15th December
1943 between Royal Dutch and Shell shall have effect as if all references therein to dividends and dividend rights included
(in the case of Bataafsche, Anglo-Saxon, Shell Petroleum and Shell Overseas) dividends and dividend rights provided for by their respective Statutes or Articles of Association as amended pursuant to the provisions of this Agreement.

        7.     Royal Dutch and Shell hereby reaffirm the principle which is a fundamental of their co-operation in the Royal Dutch/Shell Group (and to which effect is driven by Clause 4 of the said Agreement dated 4th December 1917, Clause 2 of the said Agreement dated 15th December 1943 and Clause 6 (b) of this Agreement) that the amounts which they shall respectively be entitled to receive in the aggregate in respect of any year by way of dividends on holdings of shares in or by way of interest on loans to companies coming wholly or partly within the circle of the Royal Dutch/Shell Group shall be so adjusted between them that Royal Dutch shall receive 60% and Shell 40% of the total of the amounts which they shall together be entitled to receive as aforesaid.

        8.     This Agreement shall be null and void if the approval of the Minister of Justice of the Kingdom of the Netherlands provided for by Clause 2 hereof is not obtained within two months after the date of this Agreement or such extended time as Royal Dutch and Shell may whether before or after the expiration of that period agree.

     9.     This Agreement shall be construed and governed by English law.

THE FIRST SCHEDULE above referred to

___________________

	"A" SHARES	"B" SHARES
Bataafsche	66	44
Shell Petroleum	17,102,400	11,401,600
Anglo-Saxon	75,768,597	50,512,398
Shell Overseas	700,000	1,400,000

THE SECOND SCHEDULE above referred to

___________________

AMENDMENTS TO THE STATUTES OF BATAAFSCHE

     1.     Delete the heading “Reserve Fund” preceding “Article 20” and substitute “Reserves”.

     2.     Delete Article 20 and substitute the following:

“Article 20.”

“The profit as shown by the profit and loss account shall be distributed except so far as it is set aside by the General Meeting as a reserve or carried forward to the profit and loss account of the following year.”

     3.     Delete Articles 21 and 22.

     4.     Renumber Article 23 as Article 21.

     5.     Delete paragraph 1 of Article 21 (as renumbered) and substitute the following:

“1. The profit to be distributed in respect of any year after the 31st December 1954 shall be paid to the holders of the “A” shares up to an amount equal to 50% of the profit as shown by the profit and loss account. Any balance of the profit to be distributed shall then be paid to the holders of the “B” shares up to an amount equal to 1/19th of the amount paid as aforesaid to the holders of the “A” shares. Any further balance still remaining of the profit to be distributed shall be paid as to 95% thereof to the holders of the “A” shares and as to 5% thereof to the holders of the “B” shares.”

     6.     Delete paragraph 2 of Article 21 (as renumbered).

     7.     Renumber paragraph 3 of Article 21 (as renumbered) as paragraph 2.

     8.     Renumber Article 24 as Article 22 and delete the words “the amounts accruing to shareholders” and substitute therefore “the dividend to be expected.”

     9.     Renumber Article 25 as Article 23.

THE THIRD SCHEDULE above referred to
Amendments of the Articles of Association
of Shell Petroleum

     1.     Delete Article 74 and substitute the following:

“74. (1) The profits of the Company which it shall be determined to distribute by way of dividend in respect of any year after the 31st December 1954 shall be applied as follows and in the following order of priority

(a)	The holders of the “B” shares shall be entitled to receive in proportion to the capital paid up or treated as paid up on the shares held by them respectively the whole of the amount so determined to be distributed up to but not exceeding the maximum amount specified in subclause (2) hereof.

(b)	The holders of the “A” shares shall be entitled to receive in proportion to the capital paid up or treated as paid up on the shares held by them respectively any balance of the amount so determined to be distributed up to but not exceeding an amount equal to 1/19th of the aggregate amount paid to the holders of the “B” shares under paragraph (a) hereof.

(c)	Any further balance still remaining of the amount so determined to be distributed shall be paid as to 5% thereof to the holders of the “A” shares and as to 95% thereof to the holders of the “B” shares in each case in proportion to the capital paid up or treated as paid up on the shares held by them respectively.

(2) The maximum amount referred to in subclause (1)(a) hereof means an amount equal to one half of the aggregate of

(a)	the profits of the Company for the year;

(b)	any undistributed profits of the Company for any previous year standing to the credit of the profit and loss account; and

(c)	any reserves of the Company lawfully distributable by way of dividend.”

     2.     Article 75 delete “members” and substitute “holders of the “B” shares”.

Amendments to the Articles of Association
of Anglo-Saxon

Delete Article 101 and substitute the following

“101. The profits of the Company which it shall be determined to distribute by way of dividend in respect of any year after the 31st December 1954 shall be applied wholly in payment of dividends to the holders of the “B” shares in proportion to the capital paid up or treated as paid up on the shares held by them respectively.”

Amendments to the Articles of Association
of Shell Overseas

Delete Article 106 and substitute the following:

“106. The profits of the Company which it shall be determined to distribute by way of dividend in respect of any year after the 31st December 1954 shall be applied wholly in the payment of dividends to the holders of the “B” shares in proportion to the capital paid up or treated as paid up on the shares held by them respectively. No amount paid on a share in advance of calls shall while carrying interest be treated for the purposes of this Article as paid on the share. Dividends may be paid in proportion to the amounts paid up on each share where a larger amount is paid up on some shares than on others.”

                IN WITNESS whereof this Agreement has been duly executed by the parties hereto as of the day and year first above written.

N.V. KONINKLIJKE NEDERLANDSCHE
PETROLEUM MAATSCHAPPIJ

J. H. LOUDON

H. BLOEMGARTEN

Seal.	THE COMMON SEAL of THE “SHELL”
TRANSPORT AND TRADING
COMPANY, LIMITED was hereunto
affixed in the presence of:—

F. GODBER
Director.

A.E. KEMP
Secretary.

The “Shell” Transport and Trading Company, p.l.c.

12 June 1998

N.V. Koninklijk Nederlandsche Petroleum Maatschappij	Tel:	0171 934 1234
Carel van Bylandtlaan 30
2596 HR
The Hague
The Netherlands

Dear Sir

This letter is to confirm and place on record our agreement with you that, with effect from 1st July 1998, Clause 1 of the Agreement between us dated 5th July 1907, and known as the Adjustment Agreement, as heretofore amended, is further amended by deleting paragraph (e) of the said Clause 1 (as set out in our letters dated 11th December 1987 and 10 June 1993) and inserting in place thereof the following:

"(e) The Royal Dutch Company and the Shell Company shall during the continuance of this Agreement use and procure their respective nominees (if any) to use any voting or other powers vested in them respectively as shareholders in or directors of Shell Petroleum Inc. (a company incorporated under the laws of Delaware, U.S.A., hereinafter referred to as “SPI”) with a view to securing that effect shall be given to the following arrangements for the election and removal of members of the Board of Directors of SPI and for the election and removal of members of the Executive Committee of that Board:

(1)	The Royal Dutch Company shall from time to time be entitled to have any person elected a member of the Board of Directors and to have removed any person so elected: Provided that no more than nine persons shall at any one time hold office by virtue of election under this section (1);

(2)	The Royal Dutch Company shall from time to time be entitled to nominate any person who is elected to the Board of SPI under section (1) of this paragraph (e) to be elected a member of the Executive Committee and to have removed any person so elected: Provided that no more than three persons shall at any one time hold office by virtue of election following nomination under this section (2);

(3)	The Shell Company shall from time to time be entitled to have any person elected a member of the Board of Directors and to have removed any person so elected: Provided that no more than six persons shall at any one time hold office by virtue of election under this section (3);

(4)	The Shell Company shall from time to time be entitled to nominate any person who is elected to the Board of SPI under section (3) of this paragraph (e) to be elected a member of the Executive Committee and to have removed any person so elected: Provided that no more than two persons shall at any one time hold office by virtue of election following nomination under this section (4);

(5)	Without prejudice to the foregoing provisions of this paragraph (e), either Company shall only after consultation with the other Company nominate for election a person as a member of the Board of SPI or, as the case may be, as a member of the Executive Committee, unless such a person is a Director of either the Royal Dutch Company or the Shell Company;

(6)	Every nomination for election or removal under this paragraph (e) shall be by instrument in writing signed by or on behalf of the party entitled to make the nomination.”

This letter is furthermore to confirm and place on record our agreement with you that paragraph (e) of Clause 1 of the Adjustment Agreement as amended herein above will cease to have any force and effect and, accordingly, be deleted in its entirety with effect from the date on which both our Companies cease to hold any shares in Shell Petroleum Inc. either directly or through a nominee.

Will you please confirm that the foregoing correctly states the agreement between us, whereupon this letter, together with your reply, shall constitute the evidence of such agreement in no way conditional upon the execution of any further documents.

Yours faithfully
The “Shell” Transport and Trading Company, p.l.c.

Mark Moody-Stuart
Chairman and Managing Director

N.V. Koninklijke Nederlandshe Petroleum Maatschappij

16 June 1998

The “Shell2 Transport and Trading Company, p.l.c.
Shell Centre
London SE1 7NA
United Kingdom

Dear Sirs,

We refer to your letter of 12th June, 1998, and confirm that your letter correctly states the agreement between us and that your letter together with our reply shall constitute the evidence of such agreement in no way conditional upon the execution of any further documents.

Yours truly,
N.V. Koninklijke Nederlandsche Petroleum Maatschapij